                                                                   EXHIBIT 99(b)
[GroupMAC logo]
   8 Greenway Plaza, Suite 1500
   Houston, Texas  77046
   (888) 626-4984

FOR FURTHER INFORMATION

AT THE COMPANY:                    AT THE FINANCIAL RELATIONS BOARD:
Darren B. Miller, CFO              Bob Schwaller               Phil Kranz
Russell K. Bay, Vice President     General & Media Inquiries   Analyst Inquiries
(888) 626-4984                     (972) 830-2295              (312) 640-6669

FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 1, 2000

             GROUP MAINTENANCE AMERICA CORP. ANNOUNCES RECEIPT OF
            MAJORITY CONSENTS IN CONNECTION WITH DEBT TENDER OFFER

HOUSTON, February 1, 2000 - Group Maintenance America Corp. (GroupMAC) (NYSE:MAK), a leading national provider of mechanical and electrical services, announced today that it has received tenders and consents from holders representing a majority of the $130 million outstanding principal amount of 9 3/4% Senior Subordinated Notes due 2009, and as a result, the requisite noteholder approvals have been received for the proposed amendments to the indenture governing the notes. GroupMAC will execute the supplemental indenture implementing the proposed amendments, but such amendments will not become operative unless and until all validly tendered notes are purchased in the tender offer.

The Consent Payment Deadline for the tender offer expired at 11:59 PM, New York City time, on January 31, 2000. The tender offer will expire at 11:59 PM, New York City time, on February 14, 2000, unless extended.

Closing of the tender offer is subject to certain customary conditions, including the consummation of the merger between GroupMAC and Building One Services Corporation and receipt of financing. The merger of Building One with and into GroupMAC is expected to close in late February.

Banc of America Securities LLC is the dealer manager, D.F. King & Co., Inc. is acting as information agent and State Street Bank and Trust Company is acting as the depository for the tender offer. Information concerning the tender offer, the consent solicitation, the consideration to be paid and additional information concerning the terms of the tender offer may be obtained by contacting Bank of America Securities LLC at 888-292-0070 (toll free) or 704-388-4813 (collect).

                                    -more-

GroupMAC
Add-1-

Group Maintenance America Corp. is a leader in the $120+ billion market of providing mechanical and electrical services to commercial, industrial and residential customers nationwide. Headquartered in Houston, Texas, GroupMAC currently has operations in 112 locations in 29 states throughout the United States and has annual revenues of approximately $1.6 billion.

Additional GroupMAC information and press releases are available on GroupMAC's website at http://www.groupmac.com.
     For additional information regarding Group Maintenance America Corp.
           via fax, at no cost, dial 1-800-PRO-INFO and enter "MAK."